Exhibit 10.10

SEVERANCE AND OTHER PAY BENEFIT POLICY

EFFECTIVE DATE: March 1, 2017

Purpose

The purpose of this policy is to outline the severance and certain other payment benefit policies of Kestra Medical Technologies, Inc. and supplements the Kestra Medical Technologies, Inc. Team Member Handbook.

Eligibility

This policy applies to all exempt and nonexempt full-time Team Members, except where severance pay benefits are otherwise specifically provided for in an Employment Agreement.

Triggering Events

In the event of an involuntary termination due to a reduction in force/downsizing, change in control, change in company direction, or job elimination, Kestra Medical Technologies, Inc. provides a severance benefit for the affected Team Members. This policy does not apply to terminations for cause, refusal to be reassigned or refusal to be relocated.

Payment Amount

•	Team Members

The rate of severance for Team Members is based on length of service with Kestra Medical Technologies, as follows:

Team Member Length of Number of Weeks

Service

Less than one year 4

One year - less than three 5

Three years - less than four 6

Four years - less than five 8

Five years - less than six 10

Six years or more 12

The maximum allowed severance for Team Members is twelve weeks. Severance is calculated on base pay only. Team Members may choose to receive it as a salary continuation benefit (continue payments on scheduled paydays) or in a lump sum.

•	Executives

For this policy, Executives are those Team Members of Kestra Medical Technologies, Inc. whose titles include Chief Level Officers, Vice Presidents, Directors, and above, except where severance pay benefits are otherwise specifically provided for in an Employment Agreement. The rate of severance for Executives is based on length of service with Kestra Medical Technologies, as follows:

Executive Length of   Number of Weeks

Service

Less than one year 8

One year - less than three  10

Three years - less than four 12

Four years - less than five 14

Five years or more 16

The maximum allowed severance for Executives is sixteen weeks. Severance is calculated on base pay only. Executives may choose to receive it as a salary continuation benefit (continue payments on scheduled paydays) or in a lump sum.

Vacation/Paid Time Off (PTO)

Accrued but unused vacation/PTO will be paid out to the Team Members whose employment terminates with the company. Vacation/PTO will stop accruing as of the effective date of termination.

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•	Executive Vacation/PTO

For this policy, Executives are those Team Members of Kestra Medical Technologies, Inc. whose titles include Chief Level Officers, Vice Presidents and above and who take vacation on an as needed basis. Upon any of the Triggering Events, Kestra Medical Technologies , lnc.’s policy is to accrue the following as unused vacation/PTO for the Executives:

Chief Level Executives: 8 weeks per year, not to exceed 16 weeks

Vice Presidents: 5 weeks per year, not to exceed 10 weeks

Commissions

Any commissions earned as of the date of the termination will be paid out.

Insurance Benefits

Health and dental insurance coverage, if applicable, end on the last day of the month in which the Team Member receives the severance benefit. Upon termination of coverage, COBRA notification will be forwarded.

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This policy ☒ does ☐ does not mitigate legal risk to the company.

This policy ☒ does ☐ does not mitigate financial risk to the company.

Approved by General Counsel

/s/ Traci S. Umberger
Traci S. Umberger, General Counsel & CAO

Approved by VP Finance

/s/ Keith D. Claeys
Keith D. Claeys, VP Finance

Approved by Functional Vice President of Chief Executive Officer

/s/ Brian Webster
Brian Webster, CEO

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